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                                                                       Exhibit A




                                November 18, 1997



MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
North Tower
World Financial Center
New York, New York  10281-1209

         Re:      Proposed Block Trade of Comcast Shares by The Edward W.
                  Scripps Trust

Dear Sirs:

         In connection with the proposed block trade transaction (the "Trade") of shares of Class A Special Common Stock of Comcast Corporation, a Pennsylvania corporation ("Comcast Special Stock"), owned by The Edward W. Scripps Trust (the "Trust") to be executed by you ("Merrill Lynch"), the Trust, in recognition of the benefit that the Trade will confer upon it, agrees with you that, during a period of 90 days from the purchase date of the Trade, it will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for sale of, or otherwise dispose of or transfer any shares of Comcast Special Stock or any securities convertible into or exchangeable or exercisable for Comcast Special Stock, whether now owned or hereafter acquired by the Trust or with respect to which the Trust has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Comcast Special Stock whether any such swap or transaction is to be settled by delivery of Comcast Special Stock or other securities, in cash or otherwise.

                                            Very truly yours,

                                            THE EDWARD W. SCRIPPS TRUST


                                            By:      /s/ Donald E. Meihaus
                                                --------------------------------
                                                     Authorized Signatory
                                                     Donald E. Meihaus
                                                     Secretary/Treasurer